EXHIBIT 23.1


                      CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders of Rare Medium Group, Inc.:

We consent to incorporation by reference in the registration statements Nos. 33-37036, 33-37037, 33-85634, 33-83636, 33-89122, 33-89124, 333-76957
and 333-49290 on Form S-8 of our report dated February 14, 2001, relating to the consolidated balance sheets of Rare Medium Group, Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of Rare Medium Group, Inc.

                                               /s/ KPMG LLP

New York, New York
March 9, 2001